SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549
      -------------------------------------------------

                            FORM 8-K


                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                         April 15, 1997
                       --------------------
                 (Date of earliest event report)


                      WEYERHAEUSER COMPANY
                --------------------------------
        (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
       ----------              ------           ----------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)

                    Tacoma, Washington 98477
                --------------------------------
             (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                        (206) 924-2345

Item 5.  Other Events

On April 15, 1997, Weyerhaeuser Company issued the following press release:


"FEDERAL WAY, Wash., April 15, 1997 - Weyerhaeuser today reported net earnings of $46 million or 22 cents per common share for the first quarter of 1997 before a special after tax net charge of $25 million or 12 cents per common share, which the company announced in February. The 1997 first quarter net earnings of $21 million or 10 cents per share compares with net earnings of $142 million, or 72 cents per common share for the same period of 1996.

Net sales in the first quarter of 1997 were $2.6 billion, equaling the amount reported for the first quarter of 1996.

The after tax charge reflects the company's on-going efforts to narrow its portfolio and upgrade the quality of assets in its core businesses. The charge includes losses from the anticipated consolidation, closure or disposition of certain recycling facilities; from the completed, permanent closure of the corrugated medium machine at Longview, Wash.; and from the sale of Shemin Nurseries, a wholesale nursery business based in Danbury, Conn. These were somewhat offset by interest income from the favorable federal tax decision relating to casualty losses associated with the eruption of Mount St. Helens in 1980.

Timberlands and Wood Products segment operating earnings for the first quarter of 1997 were $171 million compared to $152 million for the same period of 1996 as a result of strong lumber prices in the United States. Earnings were higher than year-ago levels despite significantly lower oriented strand board prices in the United States and lower prices and log shipments to Japan caused by a slowdown in Japanese housing demand.

Weyerhaeuser's Pulp, Paper and Packaging segment operating earnings were $6 million for the first quarter of 1997, before the effect of the special charge, compared to $162 million for the first quarter of 1996. Including the pretax charge of $49 million for closure of the medium machine and the consolidation of the recycling centers, the segment reported an operating loss of $43 million.

Weyerhaeuser Real Estate Company and Weyerhaeuser Financial
Services earned $6 million in the quarter, compared to $10 million for the same period of last year.

`Our 1997 first quarter earnings were strongly depressed by lower prices for pulp, paper and packaging products compared to year-ago levels,' said John W. Creighton, Jr., president and chief executive officer of Weyerhaeuser Company. `Pulp, paper and packaging markets are still difficult, but we are continuing to focus on our business improvement plans, which will strengthen our long-term competitive position.'

Weyerhaeuser Company is one of the largest integrated forest products companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It is also one of North America's largest producers of forest products and recyclers of office wastepaper, newspaper and corrugated boxes."


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WEYERHAEUSER COMPANY

                                     By /s/ K. J. Stancato
                                        ----------------------
                                   Its: Vice President and Controller

Date:  April 15, 1997